Exhibit 10.4

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (“Amendment”) is entered into as of July 26, 2016, by and between Tom W. Olofson, an individual (“Executive”), and Epiq Systems, Inc. (the “Company”).

WHEREAS, Executive and the Company are party to that certain Executive Employment Agreement, dated as of December 15, 2014 (the “Employment Agreement”);

WHEREAS, it is expected that the Company shall enter into an Agreement and Plan of Merger as of the date hereof (as the same may be amended, updated or supplemented from time to time, the “Merger Agreement”), by and among Document Technologies, LLC, a Georgia limited liability company (“Parent”) and DTI Merger Sub, Inc., a Missouri corporation and a wholly owned subsidiary of Parent;

WHEREAS, the Company and the Executive desire to enter into this Amendment to clarify certain terms of Executive’s employment with the Company effective following the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement unless specified to the contrary.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Section 1(z) shall be deleted in its entirety and replaced with the following:

“Separation Consideration” shall mean:

(i) a cash amount equal to two times the sum of Bonus and the Base Salary;

(ii) for twenty-four (24) months from the End Date, regular monthly payments (payable 1 month in arrears) equal to the total monthly premiums paid by Executive for (A) welfare benefit coverage (medical, dental and vision) for Executive and Executive’s dependents which is substantially similar to the coverage provided under the Company’s welfare benefit plans as of the End Date (whether through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise), and (B) life insurance coverage for Executive which is substantially similar to the coverage provided by the Company to Executive during the Employment Period;

(iii) any outstanding Restricted Stock issued to Executive as of the End Date will continue to be owned by the Executive (and will not lapse or be forfeited to the Company) for a period of twenty-four (24) months from the End Date as if the Executive was still employed by the Company during such time;

(iv) any outstanding Incentive Stock Options, Non-Qualified Stock Options, or Stock Appreciation Rights (collectively, “Stock Options”) issued to Executive and exercisable as of the End Date shall remain exercisable for, and shall otherwise terminate on, the earlier of (A) a period of twenty-four (24) months from the End Date, or (B) the expiration date of the Stock Options; and

(v) a cash amount of Four Hundred Ninety-Nine Thousand, Forty-Four Dollars and Zero Cents ($499,044.00), which represents twenty-four (24) months of other benefits to which Executive was entitled as of the End Date;

(vi) for twelve (12) months from the End Date, the continued use of Executive’s office in Kansas City, Kansas and executive assistant support.

provided that, following a Change in Control, the “Separation Consideration” shall mean:

(i) a cash amount equal to three times the sum of the Bonus and the Base Salary;

(ii) for thirty-six (36) months from the End Date, regular monthly payments (payable 1 month in arrears) equal to the total monthly premiums paid by Executive for (A) welfare benefit coverage (medical, dental and vision) for Executive and Executive’s dependents which is substantially similar to the coverage provided under the Company’s welfare benefit plans as of the End Date (whether through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise), and (B) life insurance coverage for Executive which is substantially similar to the coverage provided by the Company to Executive during the Employment Period; and

(iii) a cash amount of Seven Hundred Forty-Seven Thousand, Seven Hundred and Fifty-Seven Dollars and Zero Cents ($747,757.00), which represents thirty-six (36) months of other benefits to which Executive was entitled as of the End Date; and

(iv) for six (6) months from the End Date, the continued use of Executive’s office in Kansas City, Kansas and executive assistant support, which may be extended to twelve (12) months at the mutual agreement of the parties.

Notwithstanding the foregoing, the Separation Consideration shall be payable within sixty (60) days following the End Date (or as otherwise required by applicable law or as expressly set forth above relating to regular monthly payments or other consideration), provided that Executive shall not be entitled to receive the Separation Consideration unless and until: (x) Executive has executed and delivered the Release to the Company; (y) the Release has become full effective in all respects; and (z) Executive reaffirms and does not breach the post-termination obligations contained in this Agreement and has not breach the provisions of the Release or breached the provisions of Section 7, 8 or 10 hereof. For twelve (12) months after the End Date, Executive shall have the title of Chairman Emeritus of the Company. Company and Executive agree that the fine and original art, memorabilia, and other personal items including select furniture in Executive’s Kansas City office at the Company belong to the Executive and not the Company and may be removed by Executive any time after the End Date until he is no longer using his office, as set forth above.

2.	References. All references in the Employment Agreement to “this Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement as amended by this Amendment.

3.	Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

4.	Governing Law. This Amendment shall be construed and interpreted in accordance with the laws of the State of Missouri.

5.	Amendment Effective Date. This Amendment shall be effective as of the date of the consummation of the transaction contemplated by the Merger Agreement. In the event that the Transactions are not consummated, this Amendment will be void and of no force and effect.

6.	Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

Epiq Systems, Inc.

By	/s/ Jayne Rothman
Name:	Jayne Rothman
Title:	SVP, General Counsel & Secretary

ACCEPTED AND AGREED:

/s/ Tom W. Olofson
Tom W. Olofson

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